Exhibit 10.1

No. «GrantID»

SECOND AMENDED AND RESTATED
2022 NEXTRACKER INC. EQUITY INCENTIVE PLAN

FORM OF RESTRICTED STOCK UNIT AWARD AGREEMENT (TIME)

This Restricted Stock Unit Award Agreement (the “Agreement” or this “Agreement”) is made and entered into as of the Grant Date (as defined below) (the “Effective Date”) by and between Nextracker Inc., a Delaware corporation and any successor entity of Nextracker Inc. (the “Company”), and the participant named below (the “Participant”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Second Amended and Restated 2022 Nextracker Inc. Equity Incentive Plan (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) (the “Plan”). The Participant understands and agrees that this Restricted Stock Unit Award (the “RSU Award”) is granted subject to and in accordance with the express terms and conditions of the Plan and this Agreement including any country-specific terms set forth in Exhibit A to this Agreement. The Participant further agrees to be bound by the terms and conditions of the Plan and the terms and conditions of this Agreement. The Participant acknowledges receipt of a copy of the Plan. A copy of the Plan and the official prospectus for the Plan are available at the offices of the Company and the Participant hereby agrees that the Plan has been delivered to the Participant and the official prospectus for the Plan is available, and deemed delivered, to the Participant.

Participant:	«Name», «First»

RSU Award:	«number»

Grant Date:	«Grant Date»

Vesting Commencement Date:	[DATE]

Vesting Criteria:
Subject to section 1(c) below, provided the Participant continues to provide services to the Company or to any Parent, Subsidiary, or Affiliate (each, a “Company Group Member”) through the applicable vesting date, the shares of Common Stock underlying this RSU Award shall vest as follows:

	Vesting Date	% of RSUs Vesting
	1st anniversary of the Vesting Commencement Date	30% of the number of shares of Common Stock granted
	2nd anniversary of the Vesting Commencement Date	30% of the number of shares of Common Stock granted
	3rd anniversary of the Vesting Commencement Date	40% of the number of shares of Common Stock granted

1.Grant of RSU Award.

1.1Grant of RSU Award. Subject to the terms and conditions of the Plan and this Agreement, including any country-specific terms set forth in Exhibit A to this Agreement, the Company hereby grants to the Participant an RSU Award for the number of RSUs set forth above under “RSU Award,” it being understood that, pursuant to the Plan, each such RSU shall relate to a single share of Common Stock.

(a)Vesting Criteria. The RSU Award shall vest, and the applicable number of shares of Common Stock shall be issuable and/or deliverable to the Participant, according to the vesting criteria set forth above (the “Vesting Criteria”). If application of the Vesting Criteria results in the vesting of a fractional RSU, such fractional RSU shall be rounded down to the nearest whole RSU. RSUs that vest and are issuable and/or deliverable hereunder as shares of Common Stock pursuant to the Vesting Criteria are “Vested RSUs.”

(b)Termination of Service, Generally. Subject to Section 1.1(c), the RSU Award, all of the Company’s obligations and the Participant’s rights under this Agreement, shall terminate on the earlier of the date on which the Participant’s Termination of Service occurs or the date when all applicable shares of Common Stock that are subject to the RSU Award have been issued and/or delivered, or forfeited in the case of any portion of the RSU Award that fails to vest.

(c)Termination of Service, Death or Disability. Notwithstanding Section 1.1(b) above, the following Section 1.1(c) shall apply in the event of the Participant’s Termination of Service due to death or Disability (an “Intervening Termination”). Upon such an Intervening Termination, all of the Company’s obligations and the Participant’s rights under this Agreement will remain in effect (except as otherwise provided herein), and a pro-rata amount of any then-outstanding and unvested RSUs awarded hereunder (“Outstanding RSUs”) shall vest (as Vested RSUs), as of the occurrence of such Intervening Termination. With respect to the preceding sentence, such pro-rated amount of the Outstanding RSUs shall be based on the portion of the above three (3)-year vesting period during which the Participant was employed prior to such Intervening Termination, it being understood that the remaining portion of such Outstanding RSUs (i.e., that is not pro-rated pursuant to the above), shall be forfeited upon such Intervening Termination (and all of the Company’s obligations and the Participant’s rights under this Agreement with respect to such forfeited portion of the Outstanding RSUs shall immediately terminate). The shares of Common Stock that are issuable and/or deliverable with respect to any Vested RSUs pursuant to the foregoing shall be issued and/or delivered to the Participant within two and a half (2.5) months following such time that such Vested RSUs become vested pursuant to the above; provided, however, that if the Participant violates the terms of Sections 11 through 13 of this Agreement, a non-disclosure agreement with, or other confidentiality obligation owed to, any Company Group Member prior to the issuance and/or delivery of shares of Common Stock with respect to such Vested RSUs, then such Vested RSUs and all of the Company’s obligations and the Participant’s rights under this Agreement (with respect to the portion of the RSU Award relating to such Vested RSUs) shall immediately terminate. For purposes of this Agreement, “Disability” shall mean inability of the Participant to perform in all material respects his or her duties and responsibilities for the Company, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (x) for a period of six consecutive months or (y) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee.
(d)Issuance of Shares of Common Stock. The Company shall issue and/or deliver the number of shares of Common Stock equal to the number of Vested RSUs as soon as administratively practicable following the occurrence of the applicable date on which the applicable RSUs have vested (as Vested RSUs) pursuant to the Vesting Criteria or as provided above in Section 1.1(c). The Company shall have no obligation to issue, and the Participant will have no right or title to, any shares of Common Stock and no such shares of Common Stock will be issued and/or delivered to the Participant, until satisfaction of the Vesting Criteria.

(e)No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on the Participant any right to continue in the employ of, or other relationship with, the Company Group Members, or limit in any way any right any Company Group Member may have to terminate the Participant’s employment or service relationship at any time, with or without cause.

(f)Nontransferability of RSU Award. None of the Participant’s rights under this Agreement or under the RSU Award may be transferred in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Participant, if based in the U.S., may transfer or assign the RSU Award, (i) through a domestic relations order (and not in a transfer for value), (ii) to the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, pursuant to such conditions and procedures as the Committee may establish, or (iii) as may otherwise be allowed by the Plan. The terms of this Agreement shall be binding upon the executors, administrators, successors and assigns of the Participant.

(g)Privileges of Common Stock Ownership. The Participant shall not have any of the rights of a stockholder until the applicable shares of Common Stock are issued and/or delivered after the applicable vesting date and the Participant has made appropriate provision for any Tax-Related Items that may arise in accordance with Section 6 below. The Participant shall have no beneficial ownership in the shares of Common Stock until they are issued and/or delivered in accordance with this Section 1.1(g).

(h)Interpretation. Any dispute regarding the interpretation of the terms and provisions with respect to the RSU Award and this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and on the Participant.

1.2Title to Shares of Common Stock. Title to the applicable shares of Common Stock, once issued and/or delivered, will be provided in the Participant’s individual name on the Company’s records unless the Participant otherwise notifies the Committee of an alternative designation in compliance with the terms of this Agreement, the Plan and applicable laws.

2.Delivery.

2.1Deliveries by the Participant. The Participant hereby delivers to the Company this Agreement and agrees to its terms.

2.2Deliveries by the Company. The Company will issue such documentation as shall be necessary or appropriate to effect the evidencing of the issuance and/or delivery of the applicable shares of Common Stock in the name specified in Section 1.2 above (the “Stock Transfer”) as soon as administratively practicable following the occurrence of the applicable date on which the applicable RSUs become Vested RSUs or as provided above in Section 1.1(c); provided that the Participant has timely delivered and executed this Agreement and such other documentation as shall be necessary or appropriate to effect the Stock Transfer to the Participant.

3.Compliance with Laws and Regulations. The issuance and/or delivery of the applicable shares of Common Stock to the Participant shall be subject to and conditioned upon compliance by the Company and the Participant with all applicable requirements of any applicable laws and any stock exchange or automated quotation system on which the Common Stock may be listed at the time of such issuance or delivery.

4.Rights as a Stockholder. Subject to the terms and conditions of this Agreement and the Plan, the Participant will have all of the rights of a stockholder of the Company with respect to the applicable shares of Common Stock which have been issued and/or delivered to the Participant until such time as the Participant disposes of such shares of Common Stock. For the avoidance of doubt, the Participant shall not have any rights as a stockholder (including with respect to voting or dividends) with respect to the RSUs unless and until the shares of Common Stock underlying the RSUs have been issued and/or delivered to the Participant.

5.Transfer Requirements; Etc.

5.1Transfer Requirements. The Participant agrees that, to ensure compliance with the restrictions imposed by this Agreement and the Plan, (i) the Board may impose administrative requirements relating to the transfer of any shares of Common Stock issued and/or deliverable hereunder, and (ii) as and when applicable, the Company may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Company administers transfers of its own securities, it may make appropriate notations to the same effect in its own records.

5.2Refusal to Recognize Issuance. The Company will not be required (i) to register in its books any shares of Common Stock that have been sold, transferred or otherwise issued and/or delivered in violation of any of the provisions of this Agreement or the Plan, or (ii) to treat as owner of such shares of Common Stock, or to accord the right to vote or pay distributions to any Participant or other transferee to whom such shares of Common Stock have been so transferred.

6.Taxes and Disposition of Shares of Common Stock.

6.1Tax Obligations.

(a)Regardless of any action the Company or any Company Group Member, including the Participant’s employer (the “Employer”), takes with respect to any or all international, federal, state, local, foreign or other income tax, social insurance, payroll tax, payment on account or other tax-related items arising out of the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company and/or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSU Award, including but not limited to, the grant, vesting issuance and/or delivery of the applicable shares of Common Stock underlying the RSU Award, the subsequent sale or transfer of any such shares of Common Stock acquired upon vesting of the RSUs and the receipt of any dividends thereunder; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant has become subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)Prior to the relevant taxable or tax withholding event, as applicable, and as a condition precedent to the issuance and/or delivery of shares of Common Stock under this Agreement, the Participant shall pay or make arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any Tax-Related Items by one or a combination of the following (i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company or any Company Group Member; (ii) withholding from the proceeds of the sale of shares of Common Stock issued and/or delivered hereunder either through a voluntary sale or through a mandatory sale arranged by the Company (including a “sell-to-cover” arrangement) (on the Participant’s behalf pursuant to this authorization), or (iii) withholding of shares of Common Stock issuable and/or deliverable hereunder at vesting of the RSU Award.

(c)The Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including up to the maximum applicable rate in the Participant's jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent amount in shares of Common Stock) or, if not refunded, the Participant may be able to seek a refund from the applicable tax authorities. In the event of under-withholding, the Participant may be required to pay additional Tax-Related Items directly to the applicable tax authorities. If the obligation for the Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued and/or delivered the full number of shares of Common Stock equal to the number of Vested RSUs, notwithstanding that a number of such shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of the Participant’s participation in the Plan.

(d)The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described in this Section. The Company may refuse to issue and/or deliver shares of Common Stock if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

(e)Notwithstanding the provisions of this Section 6.1, the Participant agrees to indemnify the Company and relevant Company Group Members, and hold the Company and each relevant Company Group Member harmless against and free from any and all liability for any taxes or payments in respect of taxes (including social security and national insurance contributions, to the extent permitted by applicable law), arising as a result of, in connection with or in respect of the grant of the RSU Award and/or the vesting, issuance or delivery of any shares of Common Stock.

6.2Disposition of Shares of Common Stock. The Participant hereby agrees that he or she shall make no disposition of any shares of Common Stock issuable and/or deliverable hereunder (other than as permitted by this Agreement and the Plan) unless and until the Participant shall have complied with all requirements of this Agreement and the Plan applicable to the disposition thereof.

7.Nature of Grant. In accepting the RSU Award, the Participant acknowledges and agrees that:

(a)the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Committee at any time;

(b)the grant of the RSU Award is voluntary and occasional and does not create any contractual or other right to receive future RSU awards, or benefits in lieu of RSU awards, even if RSU awards have been granted repeatedly in the past;

(c)all decisions with respect to future RSU awards, if any, will be at the sole discretion of the Committee;

(d)the Participant’s participation in the Plan is voluntary;

(e)the future value of the shares of Common Stock underlying the RSU Award is unknown and cannot be predicted with certainty;

(f)the Participant’s participation in the Plan shall not create a right to further employment with the Company or the Employer and shall not interfere with the ability of the Company or the Employer to terminate the Participant’s employment relationship at any time;

(g)this RSU Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Employer, the Company or any Parent, Subsidiary, or Affiliate of the Company and that is outside the scope of the Participant’s employment or service contract, if any;

(h)no claim or entitlement to compensation or damages shall arise from the forfeiture of the RSU Award resulting from the Participant’s Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the RSU Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against a Company Group Member and/or the Employer, waives the Participant’s ability, if any, to bring any such claim, and releases each such Company and/or the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

(i)if the Participant resides outside of the U.S.:

(A)the RSU Award and any shares of Common Stock acquired under the Plan are not intended to replace any employee benefit rights or compensation;

(B)the RSU Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for the Employer or any Company Group Member; and

(C)in the event of the Participant’s Termination of Service (whether or not in breach of local labor laws), and subject to Section 1.1(c), the Participant’s right to vest in the RSU Award under the Plan, if any, will terminate effective as of the date of Termination of Service, it being understood that the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of this RSU Award.

8.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the sale of any shares of Common Stock acquired upon vesting of the RSU Award. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.Data Privacy.

In connection with the RSU Award and the Participant’s participation in the Plan, the Company or one of the Company Group Members, including the Employer, as applicable, may need to process personal data (as such term, “personal information,” “personally identifiable information,” or any other term of comparable intent, is defined under applicable laws or regulations, in each case to the extent applicable) provided by the Participant to, or otherwise obtained by, the Company, the Employer or any other Company Group Members, their respective third-party service providers or others acting on the Company's, the Employer’s or any other Company Group Members’ behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, date of birth, social security number or other identification number, tax number, salary, nationality, job title, home address, telephone number and other contact information, any shares of Common Stock or directorships held in the Company and details of all RSU Awards or other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor.

The Company, the Employer or any other Company Group Member may collect, use, store, transfer and otherwise process such personal data for all purposes relating to this Agreement or the operation and performance of the RSU Award or the Plan, including but not limited to:

(a)implementing, administering, managing and maintaining Participant records;

(b)providing the services described in the RSU Award or the Plan;

(c)providing information to future purchasers or merger partners of the Company, the Employer or any other Company Group Member, or the business in which such Participant works; and

(d)responding to public authorities, court orders and legal investigations and complying with law, as applicable.
Depending on the jurisdiction in which the Participant lives, the legal basis for collecting, using, storing, transferring and otherwise processing the Participant’s personal data in connection with this Agreement or the RSU Award or the Plan may be the Participant’s consent, necessity for the performance of a contract with the Participant, or the legitimate interests of the Company, the Employer or another applicable Company Group Member. Where the jurisdiction applicable to the Participant recognizes consent as a valid legal basis for the processing of the Participant’s personal data as described herein, the Participant hereby explicitly and unambiguously consents to the collection, use, storage, transfer and other processing, in electronic or other form, by the Company, the Employer or any of the other

Company Group Members (or any of their respective third-party service providers or others acting on the Company's, the Employer’s or any of the other Company Group Members’ behalf) of the Participant’s personal data as described in this Agreement for all purposes relating to this Agreement or the operation and performance of the RSU Award or the Plan, including, but not limited to, the purposes listed above. With respect to any applicable jurisdiction that requires determination of the legal basis for processing but does not recognize consent as a valid legal basis for the processing described herein, such processing shall be conducted on the basis of necessity for the performance of a contract with the Participant or the legitimate interests of the Company, the Employer or another applicable Company Group Member.
The Participant is not required to supply any of the personal data that the Company, the Employer or another Company Group Member may request. However, failure to do so may affect the Participant’s ability to participate in the RSU Award or the Plan or the Company's, the Employer’s or another Company Group Members’ ability to provide the Participant with certain rights and benefits that would otherwise be available to the Participant under the RSU Award or the Plan.

The Company, the Employer or another Company Group Member may share the Participant’s personal data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third-party administrators of the RSU Award or the Plan, (vi) third-party service providers acting on the Company's, the Employer’s or any of the other Company Group Members’ behalf to provide the services described above, (vii) future purchasers or merger partners (as described above) or (viii) regulators and others, as required by law or in order to provide the services described in the RSU Award or the Plan.

If necessary, the Company, the Employer or the other Company Group Members may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for, and to the extent required, under applicable law. Further information on those safeguards or derogations can be obtained through, and other questions regarding this Section 9 (including to request access to the information included in this Section 9 in an alternative format) may be directed to, the Company’s Legal Department (___). The terms set forth in this Section 9 are supplementary to the terms set forth in any employee privacy notice or other privacy policy that may be made available by the Employer or the applicable Company Group Member to the Participant (as applicable, and as updated from time to time by the Employer or the applicable Company Group Member upon notice to the Participant); provided that, in the event of any conflict between the terms of this Section 9 and the terms of any such notice or policy, the terms of this Section 9 shall govern and control in relation to the processing of such personal data in connection with this Agreement or the RSU Award or the Plan.

The Company, the Employer and the other Company Group Members will keep personal data collected or otherwise processed in connection with this Agreement or the RSU Award or the Plan for as long as necessary to operate the RSU Award and the Plan or as necessary to comply with any legal or regulatory requirements and in accordance with the Company's, the Employer’s and the other Company Group Members’ backup and archival policies and procedures.
Certain Participants may have a right to (1) request access to and rectification or erasure of the personal data provided or otherwise obtained, (2) request the restriction of the processing of his or her personal data, (3) object to the processing of his or her personal data, (4) receive the personal data provided to the Company, the Employer or the other Company Group Members and transmit such data to another party, (5) request a list with the names and addresses of any potential recipients of his or her personal data by contacting the Company’s Legal Department at the email address listed above, (6) lodge a complaint with a supervisory authority and (7) not be discriminated against for exercising his or her rights hereunder. However, the Participant’s exercise of any of the foregoing rights may affect the Participant’s ability to participate in the RSU Award or the Plan or the Company's ability to provide the Participant with certain rights and benefits that would otherwise be available to the Participant under the RSU Award or the Plan. The Company, the Employer and the other Company Group Members do not sell personal data collected or otherwise processed in connection with this Agreement or the RSU Award or the Plan to any third party and do not share such personal data with any third party for purposes of cross-context behavioral advertising. This Section 9, and the practices described herein, applies equally to the Company's, the Employer’s and the other Company Group Members’ collection, use, disclosure and other processing of “sensitive” personal data, such as social security numbers and financial account information. The Company, the Employer and the other Company Group Members do not use or otherwise process personal data collected or otherwise processed in connection with this Agreement or the RSU Award or the Plan, including “sensitive” personal data, for purposes of automated decision-making, including profiling.

10.Clawback. This RSU Award is subject to any clawback, forfeiture, recoupment or recovery policy of the Company, as promulgated by the Company from time to time and as may be amended, as well as any requirements relating to the clawback, forfeiture, recoupment or recovery of compensation as required by any applicable laws and any rules promulgated by any stock exchange or automated quotation system on which the Common Stock may be listed at the time of such issuance or delivery, in each case whether currently in effect or adopted hereafter and, by accepting this RSU Award (including the benefits provided hereunder), Participant agrees and acknowledges that any outstanding equity incentive awards previously granted to Participant under the Plan shall also be subject to the terms of any of the foregoing clawback, forfeiture, recoupment or recovery policies of the Company from time to time.

11.Confidential Information.
(a) The Participant acknowledges that the business and services of the Company and the Company Group Members are highly specialized, the identity and particular needs of the Company's and Company Group Members’ customers, suppliers, and independent contractors are not generally known, and the documents, records, and information regarding the Company's and the Company Group Members’ customers, suppliers, independent contractors, services, methods of operation, policies, procedures, sales, pricing, and costs are highly confidential information and constitute trade secrets. The Participant further acknowledges that the services rendered to the Company or one of the Company Group Members by the Participant have been or will be of a special and unusual character which have a unique value to the Company or the applicable Company Group Member and that the Participant has had or will have access to trade secrets and confidential information belonging to the Company and/or one of the Company Group Members, the loss of which cannot be adequately compensated by damages in an action at law.
(b) Except as provided for in Section 11(c) below, without any limitation that is otherwise applicable to the Participant under any other confidentiality agreement the Participant has entered into with the Company or any Company Group Member, the Participant agrees to not use for any purpose or disclose to any person or entity any Confidential Information, except as required in the performance of the Participant’s duties to the Company or one of the Company Group Members. “Confidential Information” means information that the Company and/or one of the Company Group Members has obtained in connection with its present or planned business, including information the Participant developed in the performance of the Participant’s duties for the Company or one of the Company Group Members, the disclosure of which could result in a competitive or other disadvantage to the Company and/or one of the Company Group Members. Confidential Information includes, but is not limited to, all information of the Company and the Company Group Members to which the Participant has had or will have access, whether in oral, written, graphic or machine-readable form, including without limitation, records, lists, specifications, operations or systems manuals, decision processes, policies, procedures, profiles, system and management architectures, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, customer names, vendor lists, independent contractor lists, identities, or information, proprietary ideas, concepts, know-how, methodologies and all other information related to the Company's and/or one of the Company Group Members’ business and/or the business of any of its affiliates, knowledge of the Company's and/or one of the Company Group Members’ customers, suppliers, employees, independent contractors, methods of operation, trade secrets, software, software code, methods of determining prices. Confidential Information shall also include all information of a third party to which the Company and/or one of the Company Group Members and/or any of its affiliates have access and to which the Participant has had or will have access. The Participant will not, directly or indirectly, copy, take, disclose, or remove from the Company's or any of the Company Group Members’ premises, any of the Company's or any of the Company Group Members’ books, records, customer lists, or any Confidential Information.
(c) The Participant acknowledges and understands that, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Participant shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, State, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if the Participant files a lawsuit for retaliation by the Company or one of the Company Group Members for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and may use the trade secret information in the court proceeding, if the Participant (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
Notwithstanding anything set forth herein, nothing in this Agreement precludes or otherwise limits the Participant’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Participant for any of these activities, and nothing in this Agreement requires the Participant to waive any monetary award or other relief that the Participant might become entitled to from the SEC or any other Government Agency.

12.Employee Non-Solicitation.

(a) Non-Solicitation of Employees During Employment. During the term of the Participant’s employment with the Company or one of the Company Group Members, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity (i) solicit, interfere with, or endeavor to cause any employee of the Company or any of the Company Group Members to leave employment with the Company or any of the Company Group Members; or (ii) induce or attempt to induce any such employee to breach their obligations to the Company or any of the Company Group Members.

(b) Non-Solicitation of Employees After Employment. After the Participant’s separation from employment with the Company or one of the Company Group Members, as applicable, for any reason whatsoever, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity, use the Company's or any of the Company Group Members’ trade secrets to (i) solicit, interfere with, or endeavor to cause any employee of the Company or any of the Company Group Members to leave employment with the Company or any of the Company Group Members; or (ii) induce or attempt to induce any such employee to breach their obligations to the Company or any of the Company Group Members.

(c) Anti-Raiding of Employees. The Participant agrees that for a period of one year after the Participant’s separation from employment with the Company or one of the Company Group Members, as applicable, for any reason whatsoever, whether using the Company's or any of the Company Group Members’ trade secrets or not, the Participant shall not disrupt, damage, impair, or interfere with the Company's or any of the Company Group Members’ business by raiding the Company's or any of the Company Group Members’ employees.

13.Customer Non-Solicitation.

(a) Non-Solicitation of Customers During Employment. During the term of the Participant’s employment with the Company or one of the Company Group Members, as applicable, the Participant will not solicit, induce, or attempt to induce any past or current customer of the Company or any of the Company Group Members (i) to cease doing business, in whole or in part, with the Company or any of the Company Group Members; or (ii) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company or any of the Company Group Members.

(b) Non-Solicitation of Customers After Employment. After the Participant’s separation from employment with the Company or one of the Company Group Members, as applicable, for any reason whatsoever, the Participant will not, either on the Participant’s own account or for any person, firm, partnership, corporation, or other entity, use the Company's or any of the Company Group Members’ trade secrets to solicit, induce, or attempt to induce any past or current customer of the Company or any of the Company Group Members (i) to cease doing business, in whole or in part, with the Company or any of the Company Group Members; or (ii) to do business with any other person, firm, partnership, corporation, or other entity which performs services similar to or competitive with those provided by the Company or any of the Company Group Members.

14.Non-Compete. The non-compete provision contained in this Section 14 does not apply to any Participant who resides in or whose principal place of employment is in the State of California.

For a period of twelve (12) months following the date on which the Participant’s employment with the Company Group Members terminates for any reason, regardless of whether the termination is initiated by the Participant or the Company Group Members, the Participant agrees that the Participant will not: (i) accept employment with, be employed by or provide services (as an employee, consultant, independent contractor or in any other capacity) to any competitor of the Company or any of its Subsidiaries; and (ii) own (other than the ownership of five percent (5%) or less of the common stock or similar equity interest of a publicly traded company) or operate a business that is a competitor of the Company or any of its Subsidiaries. For purposes of this Section, the term “competitor” shall mean any business, company or entity that provides any products or services that are the same as, similar to, or compete with the products and services provided by the Company or any of its Subsidiaries.

Notwithstanding anything set forth in this Section 14, if you reside in or your principal place of employment is in the State of California, then the noncompete restrictions set forth in this Section 14 that are void under the laws of the State of California shall not apply to the Participant and will not be enforced by the Company. Nothing herein alters any other terms and conditions or any other post-employment contractual obligations set forth in this Agreement that remain enforceable under the laws of the State of California, including without limitation, any obligations related to confidential and/or proprietary information or invention assignments, which shall remain in full force and effect.

15.Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in this Agreement and the Plan, this Agreement will be binding upon the Participant and the Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

16.Governing Law; Venue; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware, excluding that body of laws pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the RSU Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the state of Delaware and agree that such litigation shall be conducted only in the applicable federal courts for the state of Delaware, or if the issue cannot be adjudicated by federal courts, then the state courts of the state of Delaware. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable. Participant acknowledges and agrees that Participant was represented by counsel in connection with the negotiation of this Agreement. Participant acknowledges and agrees that, pursuant to Section 925 of the California Labor Code, Participant (a) has waived the application of California law to this Agreement and any disputes under this Agreement, (b) has waived any right to have any disputes under this Agreement adjudicated in California, and (c) acknowledges and agrees that any disputes under this Agreement shall not be deemed to be a controversy arising in California. Participant acknowledges that Participant has had sufficient time to and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

17.Notices. Any notice required to be given or delivered to the Company shall be in writing and addressed to the Chief Human Resources Officer of the Company at its corporate offices at 6200 Paseo Padre Parkway, Fremont, CA 94555. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address indicated on the signature page hereto or to such other address as the Participant may designate in writing from time to time to the Company. All notices shall be deemed effectively given upon personal delivery, three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested), one (1) business day after its deposit with any return receipt express courier (prepaid), or one (1) business day after transmission by facsimile.

18.Headings. The captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. All references herein to Sections will refer to Sections of this Agreement.

19.Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement. Furthermore, if the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

20.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

21.Exhibit A. Notwithstanding any provision in this Agreement to the contrary, the RSU Award shall be subject to any special terms and provisions as set forth in Exhibit A to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Exhibit A, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. For the avoidance of doubt, Exhibit A constitutes part of this Agreement.

22.Code Section 409A. With respect to U.S. taxpayers, it is intended that the terms of the RSU Award will comply with the provisions of section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Participant to the payment of additional taxes and interest under section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Participant, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of section 409A of the Code and related U.S. Department of Treasury guidance. For purposes of this RSU Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of section 409A of the Code. Notwithstanding any provision in the Plan to the contrary, if the Participant is a “specified employee” within the meaning of section 409A of the Code, then to the extent necessary to avoid the imposition of taxes under Section 409A of the Code, the Participant shall not be entitled to any payments upon the Participant’s Termination of Service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of the Participant’s separation from service or (ii) the date of the Participant’s death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 21 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to the Participant in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this RSU Award will be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to the Participant on account of an RSU Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, section 409A of the Code. In that light, the Company makes no representation or covenant to ensure that this RSU Award is (or that RSU awards generally are) intended to be exempt from, or compliant with, section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto.

23.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSU Award and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reason, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.Remedies. In addition to all of the remedies otherwise available to the Company, the Company shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach of Sections 11, 12, 13 and 14 of this Agreement. All of the Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy will not be deemed to exclude any other remedies. In the event the Participant breaches Section 14 of this Agreement, the Company shall have the right to forfeit all outstanding RSUs, including any outstanding RSUs that would otherwise vest on a Termination of Service, and may forfeit any vested shares of Common Stock then held by the Participant which were previously received pursuant to the settlement of RSUs, in each case without consideration upon written notice to the Participant.

25.Acknowledgements. The Participant acknowledges that the Participant has carefully read this Agreement and consulted with legal counsel of the Participant’s choosing regarding its contents or has voluntarily and knowingly forgone such consultation, has given careful consideration to the restraints imposed upon the Participant by this Agreement, and is in full accord as to their necessity for the reasonable and proper protection of the Company Group Members. The Participant expressly acknowledges and agrees that each and every restraint imposed by this Agreement is reasonable with respect to subject matter and time period.

26.Entire Agreement. The Plan and this Agreement, together with all its Exhibits, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

27.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts this RSU Award is subject to all the terms and conditions of the Plan and this Agreement (including Exhibit A). The Participant acknowledges that there may be adverse tax consequences in connection with the grant, vesting and/or settlement of this RSU Award or disposition of the shares of Common Stock and that the Company has advised the Participant to consult a tax advisor prior to such exercise or disposition.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

NEXTRACKER INC.	PARTICIPANT

By:	By:
Name:	Name:
Title:	Address:

SECOND AMENDED AND RESTATED 2022 NEXTRACKER INC. EQUITY INCENTIVE PLAN

EXHIBIT A TO THE
RESTRICTED STOCK UNIT AWARD
AGREEMENT FOR NON-U.S. PARTICIPANTS

Country-Specific Terms and Conditions and Notifications

Unless otherwise noted below, capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Plan or in the Agreement. This Exhibit forms part of the Agreement and should be read in conjunction with the Agreement and the Plan.
Terms and Conditions
This Exhibit A includes country-specific terms and conditions that apply to Participants who are working and/or residing in the countries listed below and that may be material to participation in the Plan.
If the Participant is a citizen or resident of a country, or otherwise subject to laws in a country other than the one in which the Participant is currently working and/or residing, transfers to another country after the date of grant of the RSU Award, or the Participant is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to that Participant.
Notifications
This Exhibit A also includes information regarding certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2025. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Exhibit A as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time that the RSU Award vests and shares of Common Stock are issued and/or delivered to the Participant or the Participant disposes of any shares of Common Stock acquired upon vesting of the RSU Award. In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
Finally, if the Participant is a citizen or resident of a country, or otherwise subject to laws in a country, other than the one in which he or she is currently working and/or residing, transfers to another country after the date of grant of the RSU Award, or the Participant is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner.

ALL COUNTRIES

If advisable due to local laws or administrative considerations, the Committee, in its sole and absolute discretion, may

(1)require the immediate sale of the shares of Common Stock issuable and/or deliverable upon vesting of the RSUs, or

(2)unless otherwise set forth in this Exhibit A, provide for the cancellation of such RSU Award, whether vested or unvested, in exchange for a net of tax cash payment equal to the number of shares of Common Stock subject to the RSU Award, multiplied by the fair market value of such shares of Common Stock, determined as of the date of vesting; if such cash payment is made the Participant by a Company Group Member via local payroll in local currency, the Company shall have the sole discretion regarding the exchange conversion rate to be used for calculation of such cash payment.

AUSTRALIA

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Australia; or (b) in circumstances where the Company, in exercising its discretion in accordance with this Exhibit A, determines this Exhibit shall apply to such Participant (“Australian Participant”).
2.Securities Law Information. The grant of RSUs is being made pursuant to Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).
3.Tax Deferral. This Agreement is made under a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).
4.Termination of Continuous Service Status. The following provision supplements the termination provisions of this Agreement.
The Australian Participant’s service shall be considered terminated for vesting and other purposes (other than tax purposes) as of the earlier of (a) the date that the Australian Participant receives notice of termination of the Australian Participant’s engagement; or (b) the date that the Australian Participant is no longer actively providing services to the Company or any Company Group Member, regardless of any notice period or period of pay in lieu of such notice required under applicable employment law; the Committee shall have the exclusive discretion to determine when the Australian Participant’s active provision of services is terminated for purposes of the RSUs (including whether the Australian Participant may still be considered actively employed while on a leave of absence).
5.Nature of Grant. In accepting the RSU Award, the Australian Participant acknowledges and agrees that:
(a)The Australian Participant’s participation in the Plan does not constitute an acquired right;
(b)The Plan and the Australian Participant’s participation in it are offered by the Company on a wholly discretionary basis;
(c)The Australian Participant’s participation in the Plan is voluntary;
(d)The Company and the Company Group Members are not responsible for any decrease in the value of any shares of Common Stock acquired under the Plan;
(e)By accepting the RSUs, the Australian Participant acknowledges that the Company, with registered offices in the United States of America, is solely responsible for the administration of the Plan. The Australian Participant further acknowledges that his or her participation in the Plan, the grant of the RSUs and any acquisition of shares of Common Stock under the Plan do not constitute an employment relationship between the Australian Participant and the Company because the Australian Participant is participating in the Plan on a wholly commercial basis. Based on the foregoing, the Australian Participant expressly acknowledges that the Plan and the benefits that he or she may derive from participation in the Plan do not establish any rights between the Australian Participant and the Company or any Company Group Member, and do not form part of the employment conditions and/or benefits provided by the Company or any Company Group Member, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Australian Participant’s employment or services;
(f)The Australian Participant further understands that his or her participation in the Plan is the result of a unilateral and discretionary decision of the Company and, therefore, the Company reserves the absolute right to amend and/or discontinue the Australian Participant’s participation in the Plan at any time, without any liability to the Australian Participant; and

(g)Finally, the Australian Participant hereby declares that he or she does not reserve to him or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that he or she therefore grants a full and broad release to the Company, the Company Group Members, and any branches, representation offices, shareholders, officers, agents or legal representatives, with respect to any claim that may arise.
6.Data Protection. In addition, the Australian Participant acknowledges that:
(a)the Company will only collect personal information that is reasonably necessary for the purposes of offering the Plan to a Australian Participant, and facilitating our internal business operations;
(b)the Company generally collects personal information directly from the Australian Participant through an application form. Where direct collection is not practicable, the Company may also collect personal information held by a Company Group Member or other third parties;
(c)the Company will use the Australian Participant’s personal information only for the purposes of offering and providing the Plan, and in accordance with its privacy policy and the Privacy Act 1988 (Cth) (“Privacy Act”).
(d)the Company may disclose the Australian Participant’s personal information to the Company’s insurance providers and workers compensation administrator, who assist the Company in offering the Plan or operating the Company’s business, and any person with a lawful entitlement to obtain the information.
(e)personal information will be held by the Company on servers located in the United States.
(f)the Company is required by the Corporations Act 2001 (Cth) to collect the following information about Australian Participants for the purposes of the Plan registry: name, contact details.
(g)if the Company does not collect the Australian Participant’s personal information it requires or where the Australian Participant’s personal information is incomplete or inaccurate, it will be unable to administer the Australian Participant’s participation in the Plan and this Agreement;
(h)for the purposes of human resource administration, personal information may be disclosed to entities located outside of Australia (including, without limitation, entities located in the Brazil, Germany, India, Israel, Saudi Arabia, Singapore, Spain, United Arab Emirates, United Kingdom, United States of America); the Company will take reasonable steps to ensure that overseas recipients to whom personal information is disclosed will not breach the Privacy Act.; and
(i)the Company’s privacy policy includes details of how the Company will use, disclose and secure the Australian Participant’s personal information, how the Australian Participant can access and correct any of that information, how the Australian Participant can make a complaint if they consider that the Company has not complied with the Privacy Act and the Australian privacy principles when handling the Australian’s personal information.
BRAZIL

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Brazil; or (b) in circumstances where the Company, in exercising its discretion in accordance with this Exhibit A, determines this Exhibit shall apply to such Participant (“Brazilian Participant”).
2.Definitions. Notwithstanding anything else contained in this Agreement:
“Disability” shall mean: “any situation of invalidity or incapacity of the Brazilian Participant, dully declared by the Social Security Bureau (“INSS”), that substantially prevents him/her from fulfilling employment duties as he/she did prior to the event that caused such situation”; and “Cause” shall mean: “any reason and/or cause such as to justify termination of employment as per article 482 of the Brazilian Labor Code (“CLT”), which include: theft; direct order disobedience, non-compliance with the company’s internal rules and policies, among others.”

3.Compliance with Law. In accepting the RSU Award, the Brazilian Participant agrees to comply with any applicable Brazilian laws and that the Brazilian Participant is responsible for paying and reporting any and all applicable Tax-Related Items associated with participation in the Plan and the sale of any shares of Common Stock obtained as a result of participation in the Plan.
4.Nature of Grant. In accepting the RSU Award, the Brazilian Participant acknowledges and agrees that (a) the Brazilian Participant is making an investment decision and (ii) the value of the underlying shares of Common Stock is not fixed and may increase or decrease over the vesting period without compensation to the Brazilian Participant.

5.Risk Factors. In accepting the RSU Award, the Brazilian Participant hereby represents and acknowledges that investment in shares of Common Stock involves a degree of risk. If the Brazilian Participant elects to participate in the Plan, the Brazilian Participant should monitor their participation and consider all risk factors relevant to the vesting or delivery of shares of Common Stock under the Plan as set forth in this Agreement.
6.Notifications.
(a)Foreign Asset/Account Reporting Notification. Assets and rights held outside Brazil with an aggregate value exceeding US$1,000,000 may be subject to preparing and submitting to the Central Bank of Brazil an annual declaration of such assets and rights. Assets and rights that must be reported include shares of Common Stock acquired or the receipt of any dividends or dividend equivalents paid under the Plan. If the aggregate value of such assets and rights exceeds USD 100,000,000 at the end of each quarter, the declaration must instead be filed in the month following the end of each quarter.
(b)Tax Notification. Payments to foreign countries and repatriation of funds into Brazil (including proceeds from the sale of shares of Common Stock) and the conversion of USD into BRL associated with such fund transfers may be subject to the tax on financial transactions. It is the Brazilian Participant’s responsibility to comply with any applicable tax on financial transactions arising from their participation in the Plan. The Brazilian Participant should consult with their personal tax advisor for additional details.
GERMANY

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Germany; or (b) in circumstances where the Company, in exercising its discretion in accordance with this Exhibit A, determines this Exhibit shall apply to such Participant (“German Participant”).
2.Exchange Control Information. Cross-border payments in excess of a certain threshold (currently, EUR 50,000) must be reported to the German Federal Bank (“Bundesbank”). If the German Participant receives a payment in excess of this amount (including if the German Participant acquires shares with a value in excess of this amount or sells shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds shares with a value in excess of the threshold to recover Tax-Related Items, the German Participant must report the payment to Bundesbank, either electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank.
INDIA

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in India; or (b) in circumstances where the Company, in exercising its discretion in accordance with this Exhibit A, determines this Exhibit shall apply to such Participant (“Indian Participant”).
2.Exchange Control Information. Any funds related to participation in the Plan (e.g., proceeds from the sale of shares of Common Stock and any dividends received in relation to the shares of Common Stock) must be repatriated to India within such period of time as required under applicable regulations. The Indian Participant should obtain a foreign inward remittance certificate (“FIRC”) from the bank where the Indian Participant deposits the foreign currency and maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. The Indian Participant may be required to provide information to the Company or the Employer to enable them to make any applicable filings under exchange control laws in India. It is the Indian Participant’s responsibility to comply with applicable exchange control laws in India in relation to dealing with the shares of Common Stock received under this Agreement.
3.Foreign Asset/Account Reporting Information. The Indian Participant is required to declare any foreign bank accounts and any foreign financial assets (which includes shares of Common Stock held in the Indian Participant’s offshore brokerage account) in the Indian Participant’s annual tax return. It is the Indian Participant’s responsibility to comply with this reporting obligation and the Indian Participant should consult with his / her personal tax advisor in this regard.
ISRAEL

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Israel; or (b) in circumstances where the Company, in exercising its discretion in accordance with this Exhibit A, determines this Exhibit shall apply to such Participant (“Israeli Participant”).
2.Nature of Plan. The RSU Award has been granted under Section 3(i) of the Israeli Tax Ordinance and is not intended to qualify as granted under a trustee plan or qualify for any other tax treatment under Section 102 of the Israeli Tax Ordinance (New Version), 1961.

3.Securities Law Information. The grant of the RSU Award does not constitute a public offering under the Securities Law, 1968.
SAUDI ARABIA

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Saudi Arabia; or (b) in circumstances where the Company, in exercising its discretion in accordance with this Exhibit A, determines this Exhibit shall apply to such Participant (“Saudi Participant”).
2.Securities Law Information. This document may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Rules on the Offer of Securities and Continuing Obligations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this document, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this document. The Saudi Participant should conduct the Saudi Participant's own due diligence on the accuracy of the information relating to the securities. If the Saudi Participant does not understand the contents of this document, the Saudi Participant should consult an authorized financial adviser.
SINGAPORE

1.Application: This Addendum shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Singapore; or (b) in circumstances where the Company, in exercising its discretion in accordance with this Exhibit A, determines this Addendum shall apply to the Participant (“Singaporean Participant”).
2.Securities Law Information: The Plan has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Plan, this Agreement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the RSU Award and/or shares of Common Stock may not be circulated or distributed, nor may the RSU Award and/or shares of Common Stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than pursuant to, and in accordance with, the conditions of an exemption under any provision of Subdivision (4) of Division 1 of Part XIII of the Securities and Futures Act (Cap. 289 of Singapore) (“SFA”), save for section 280 of the SFA. The Singaporean Participant further acknowledges that any transfer and/or disposal of the RSU Award and/or shares of Common Stock by the Singaporean Participant (as may be allowed under the Plan and this Agreement and subject to compliance with applicable laws) shall be subject to the condition that the foregoing restrictions shall be imposed on each and every transferee and purchaser, and subsequent transferee and purchaser, of the relevant Award and/or shares of Common Stock.
3.Notification under Section 309B(1) of the SFA: The Award and shares of Common Stock are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
4.Data Protection: The Singaporean Participant acknowledges that:
(a)personal data of the Singaporean Participant as contained in each document and/or any other notice or communication given or received pursuant to the Plan and/or this Agreement, and/or which is otherwise collected from the Singaporean Participant (or their authorised representatives) will be collected, used and disclosed by the Company and/or the relevant Company Group Member for the purposes of implementing and administering the Plan, and in order to comply with any applicable laws, listing rules, take-over rules, regulations and/or guidelines;
(b)by participating in the Plan, the Singaporean Participant also consents to the collection, use and disclosure of his personal data for all such purposes, including disclosure of personal data of the Singaporean Participant held by the Company to any Company Group Member and/or to third party administrators who provide services to the Company (whether within or outside Singapore), and to the collection, use and further disclosure by such persons of such personal data for such purposes;
(c)the Singaporean Participant also warrants that where he or she discloses the personal data of third parties to the Company and/or the relevant Company Group Member in connection with the Plan and/or this Agreement, he or she has obtained the prior consent of such third parties for the Company and/or the relevant Company Group Member to collect, use and disclose their personal data for the abovementioned purposes, in accordance with any applicable laws, regulations and/or guidelines. The Singaporean Participant shall indemnify the Company and/or the relevant Company Group Member in respect of any penalties, liabilities, claims, demands, losses and damages as a result of the Singaporean Participant’s breach of this warranty; and
(d)to the extent that the Singaporean Participant withdraws consent, the Company may use its discretion under this Agreement to terminate the RSU Award for no consideration.

SPAIN

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in Spain; or (b) in circumstances where the Company, in exercising its discretion in accordance with this Exhibit A, determines this Exhibit shall apply to such Participant (“Spanish Participant”).
2.Notice of Grant. In accepting the RSU Award, the Spanish Participant acknowledges that the Spanish Participant consents to participation in the Plan and has received a copy of the Plan.
Furthermore, the Spanish Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant the RSU Award under the Plan and this Agreement to individuals who may be employees of the Company or a Company Group Member. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Company Group Member on an ongoing basis, other than to the extent set forth in this Agreement. Consequently, the Spanish Participant understands that the RSU Award is granted on the assumption and condition that the RSU Award and any payments made pursuant to the RSU Award are not a part of any employment contract (either with the Company or any Company Group Member) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever.
Further, the Spanish Participant understands and agrees that, unless explicitly set forth in this Agreement or otherwise expressly provided for by the Company, the RSU Award will cease vesting and will be canceled without entitlement to any cash payment or to any amount as indemnification upon Termination of Service including, but not limited to, Termination of Service due to resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985.
In addition, the Spanish Participant understands that the RSU Award would not be granted to him / her but for the assumptions and conditions referred to above; thus, the Spanish Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the Spanish Participant’s RSU Award shall be null and void.
3.Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the RSU Award. The Plan, the Agreement (including this Exhibit A) and any other documents evidencing the grant of the RSU Award have not, nor will they be, registered with the Comisión Nacional del Mercado de Valores, and none of those documents constitutes a public offering prospectus.
4.Exchange Control Information. The Spanish Participant understands that he / she is solely responsible for complying with any exchange control or other reporting requirement that may apply to the Spanish Participant as a result of participating in the Plan, the RSU Award, the opening and maintenance of a bank account and/or the transfer of funds in connection with the Plan. The applicable laws are often complex and can change frequently. The Spanish Participant understands that he / she should consult his/her legal advisor to confirm the current reporting requirements when the Spanish Participant transfers any funds related to the Plan to Spain.

Spanish residents are required to declare electronically to the Bank of Spain any foreign accounts (including any offshore brokerage accounts), any foreign instruments (including any securities) and any transactions with non-Spanish residents (including any payments of cash or shares of Common Stock made to the Spanish Participant by the Company) depending on the value of such accounts, instruments and transactions during the relevant year as of December 31 of the relevant year. This reporting requirement will apply if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed €1,000,000. Generally, Spanish residents are required to report on an annual basis but more frequent reporting is required if the balances such accounts together with value of such instruments or the volume of transactions with non-Spanish residents exceed €100,000,000.
5.Foreign Asset/Account Reporting Information. To the extent that the Spanish Participant has assets or bank accounts outside Spain with a value in excess of €50,000 for each type of asset or right as of December 31 each year (or at any time during the year in which asset or right is disposed of or sold), the Spanish Participant will be required to report information on such assets on the Spanish Participant’s tax return (tax form 720) for such year. After such rights or assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than €20,000. The report must be made by March 31 following the year for which the report is being made.
UNITED ARAB EMIRATES

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in the United Arab Emirates; or (b) in circumstances where the Company, in exercising its discretion in accordance with this Exhibit A, determines this Exhibit shall apply to such Participant (“United Arab Emirates Participant”).

2.Securities Law Information. This document does not, and is not intended to, constitute an invitation or an offer of securities in the United Arab Emirates or in the Dubai International Financial Centre or Abu Dhabi Global Market and accordingly should not be construed as such. This document is being issued in connection with the plan to selected employees within the group (a) upon their understanding that the plan has not been approved or licensed by or registered with the United Arab Emirates Central Bank or any other relevant licensing authorities or governmental agencies in the United Arab Emirates; and (b) on the condition that it will not be provided to any person other than the original recipient, is not for general circulation in the United Arab Emirates and may not be reproduced or used for any other purpose. Neither the plan documents nor this communication have been approved by or filed with the United Arab Emirates Central Bank or the Dubai Financial Services Authority or the Financial Services Regulatory Authority.
UNITED KINGDOM

1.Application. This Exhibit shall apply to any Participant (a) that is employed in, resident in, a citizen of, or otherwise subject to tax in the United Kingdom; or (b) in circumstances where the Company, in exercising its discretion in accordance with this Exhibit A, determines this Exhibit shall apply to such Participant (“U.K. Participant”).
2.Tax Obligations. Without limitation to clause 6.1 of the Agreement, the U.K. Participant agrees that the U.K. Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company, the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The U.K. Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the U.K. Participant's behalf.

Notwithstanding the foregoing, if the U.K. Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the U.K. Participant is ineligible to have the Company or the Employer cover any income tax liability on the U.K. Participant's behalf. In this case, any income tax not collected from or paid by the U.K. Participant within 90 days after the end of the U.K. tax year in which the event giving rise to the income tax liability occurred (or such other period specified in U.K. law) may constitute a benefit to the Participant on which additional income tax and national insurance contributions (“NICs”) may be payable. The U.K. Participant will be responsible for paying and reporting any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying the Company or the Employer (as applicable) the value of any employee NICs due on this additional benefit, which the Company or the Employer may collect from the U.K. Participant by any of the means referred to in clause 6.1 of the Agreement.